Exhibit (a)(5)(H)

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF NEW YORK

JEFFREY D. JUSTICE, II,	)
)
Plaintiff,	)
	)	Case No. ______________
v.	)
	)	JURY TRIAL DEMANDED
RESONANT INC., GEORGE B. HOLMES,	)
MICHAEL FOX, RUBÉN CABALLERO,	)
ALAN B. HOWE, JACK H. JACOBS, JOSH	)
JACOBS, JEAN RANKIN, and BOB TIRVA,	)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1.            This action stems from a proposed transaction announced on February 14, 2022 (the “Proposed Transaction”), pursuant to which Resonant Inc. (“Resonant” or the “Company”) will be acquired by Murata Electronics North America, Inc. (“Parent”) and PJ Cosmos Acquisition Company, Inc. (“Purchaser”).

2.            On February 14, 2022, Resonant’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Parent and Purchaser. Pursuant to the terms of the Merger Agreement, Purchaser commenced a tender offer (the “Tender Offer”) to purchase all of Resonant’s outstanding common stock for $4.50 in cash per share. The Tender Offer is set to expire on March 26, 2022.

3.            On February 28, 2022, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4.            The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5.            This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9.

6.            This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7.            Venue is proper under 28 U.S.C. § 1391 because a portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8.            Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Resonant common stock.

9.            Defendant Resonant is a Delaware corporation and maintains its principal executive offices at 10900 Stonelake Boulevard, Suite 100, Austin, TX 78759. Resonant’s common stock trades on the NASDAQ under the ticker symbol “RESN.”

10.	Defendant George B. Holmes is Chief Executive Officer and Chairman of the Board of the Company.

11.	Defendant Michael Fox is a director of the Company.

12.	Defendant Rubén Caballero is a director of the Company.

13.	Defendant Alan B. Howe is a director of the Company.

14.	Defendant Jack H. Jacobs is a director of the Company.

15.	Defendant Josh Jacobs is a director of the Company.

16.	Defendant Jean Rankin is a director of the Company.

17.	Defendant Bob Tirva is a director of the Company.

18.	The defendants identified in paragraphs 10 through 17 are collectively referred to herein as the “Individual Defendants.”

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

19.          Resonant develops software, intellectual property, and a services platform to increase designer efficacy, reduce time to market, and lower unit costs in the design of filters for radio frequency front ends for the mobile device industry.

20.          On February 14, 2022, Resonant’s Board caused the Company to enter into the Merger Agreement.

21.          Pursuant to the terms of the Merger Agreement, Purchaser commenced the Tender Offer to acquire all of Resonant’s outstanding common stock for $4.50 in cash per share.

22.	According to the press release announcing the Proposed Transaction:

Murata Electronics North America, Inc., a wholly owned subsidiary of Murata Manufacturing Co., Ltd., and Resonant Inc. (Resonant) (NASDAQ: RESN) today announced that they have entered into a definitive agreement under which Murata will acquire all outstanding shares of Resonant not owned by Murata for $4.50 per share in cash. Resonant is a leader in transforming the way radio frequency (RF) front-ends are being designed and delivered for mobile handset and wireless devices. The combination will allow both companies to expand their offerings and to access additional markets and customers. Resonant will become a wholly owned subsidiary of Murata and continue with its innovative development designed to solve some of the world’s toughest RF challenges.

The transaction, which has been approved by both companies’ boards of directors, is expected to close by the end of March 2022, subject to the tender of a majority of Resonant’s shares, certain regulatory approvals and other customary closing conditions.

Centerview Partners LLC served as lead financial advisor to Resonant. Stifel also served as financial advisor to Resonant. Stubbs Alderton & Markiles, LLP and Proskauer Rose LLP served as legal advisors to Resonant.

The Solicitation Statement Omits Material Information, Rendering It False and Misleading

23.          Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction.

24.          As set forth below, the Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading.

25.          First, the Solicitation Statement omits material information regarding the Company’s financial projections.

26.          The Solicitation Statement fails to disclose: (i) all line items used to calculate the projections; and (ii) a reconciliation of all non-GAAP to GAAP metrics.

27.          The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

28.         Second, the Solicitation Statement omits material information regarding the analyses performed by the Company’s financial advisor in connection with the Proposed Transaction, Centerview Partners LLC (“Centerview”).

29.          With respect to Centerview’s Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the terminal values used in the analysis; (ii) the individual inputs and assumptions underlying the discount rates and perpetuity growth rates; (iii) the net operating losses and estimated future losses used in the analysis; and (iv) the fully diluted shares outstanding used in the analysis.

30.          With respect to Centerview’s Analyst Price Target Analysis, the Solicitation Statement fails to disclose: (i) the price targets used in the analysis; and (ii) the sources thereof.

31.          With respect to Centerview’s Premiums Paid Analysis, the Solicitation Statement fails to disclose: (i) the transactions observed in the analysis; and (ii) the premiums paid in the transactions.

32.          When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

33.          Third, the Solicitation Statement fails to disclose the timing and nature of the past services Stifel, Nicolaus & Company, Incorporated (“Stifel”) provided to the parties to the Merger Agreement and their affiliates, and the amount of compensation received by Stifel for providing the services.

34.          The omission of the above-referenced material information renders the Solicitation Statement false and misleading.

35.          The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

36.	Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

37.	Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.]

38.          Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading.

39.	The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants.

40.          The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

41.          By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

42.          The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

43.          Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading.

44.	By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

45.          Because of the false and misleading statements in the Solicitation Statement, plaintiff is threatened with irreparable harm.

46.	Plaintiff has no adequate remedy at law.

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

47.	Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

48.	Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

49.          Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

50.          The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

51.          Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

52.          The omissions in the Solicitation Statement are material to plaintiff, and he will be deprived of his entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

53.	Plaintiff has no adequate remedy at law.

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants)

54.	Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

55.           The Individual Defendants acted as controlling persons of Resonant within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as directors of Resonant and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

56.           Each of the Individual Defendants was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

57.          Each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

58.	By virtue of the foregoing, the Individual Defendants violated Section 20(a) of the 1934 Act.

59.          As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

60.          As a direct and proximate result of defendants’ conduct, plaintiff is threatened with irreparable harm.

61.	Plaintiff has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A.           Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B.           In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C.           Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D.           Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E.            Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F.	Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated:	March 11, 2022		RIGRODSKY LAW, P.A.

		By:	/s/ Gina M. Serra
Gina M. Serra
825 East Gate Boulevard, Suite 300
Garden City, NY 11530
(516) 683-3516
gms@rl-legal.com

Attorneys for Plaintiff